Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER OF 2010 AND PROVIDES UPDATED GUIDANCE FOR THE FULL YEAR

FOSTER CITY, CA – November 8, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter of 2010. As reported on October 12, 2010, product revenues from sales of ZADAXIN® were $22.8 million, an increase of 32.5% compared with revenues of $17.2 million for the same period last year. For the nine months ended September 30, 2010, product revenues were $61.5 million, compared with $54.3 million for the same period last year.

“We are pleased to announce further revenue growth this quarter driven by our China-based specialty pharmaceutical business’ increased sales of ZADAXIN,” commented Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer. “We are also delighted that our development activities received support from four grants from the U.S. Department of Treasury’s Therapeutic Discovery Project Program, which amount to close to $1 million. With these additional funds we continue to maintain an even stronger balance sheet that will support our strategic goals of growing the company through in-licensing and product acquisitions and advancing our biotechnology portfolio.”

Cost of product sales for the third quarter of 2010 remained flat at $3.1 million, compared with the same period last year. Gross margin was 86.2% for the third quarter of 2010, compared with 82.0% for the same period last year. The increase in gross margin for the three month period ended September 30, 2010, compared to the corresponding period in 2009, was primarily attributable to lower per vial production costs resulting from increased production volume. For the nine months ended September 30, 2010, cost of product sales were $9.4 million, compared with $9.2 million for the same period last year. Gross margin was 84.6% for the nine months ended September 30, 2010, compared with 83.1% for the same period last year.

SciClone expects that its cost of product sales and gross margins will fluctuate from period to period depending upon the level of sales and price of ZADAXIN, the absorption of product-related fixed costs, currency exchange fluctuations, and any charges associated with excess or expiring finished product inventory.

Additionally, SciClone expects government reimbursement levels in China for listed drugs to be reviewed in the next 3 to 6 months, as part of the health care reform, and that regulators may lower ZADAXIN’s list price, although the amount of the price change and timing cannot be predicted.

Research and development expenses for the third quarter of 2010 totaled $2.6 million, compared with $4.1 million for the same period last year. The decrease was primarily related to the timing and number of ongoing clinical trials. SciClone’s overall decreased expenditure reflects the timing of the phase 2 clinical trials as well as SciClone’s strategy of closely managing its research and development costs. For the nine months ended September 30, 2010, research and development expenses were $7.7 million, compared with $12.5 million for the same period last year.

The initiation, continuation, and completion of SciClone’s current clinical development programs had and is expected to continue to have a significant effect on its research and development expenses. SciClone expects the actual costs incurred in future periods to vary, depending in particular upon timeline and design of further clinical trials and final decisions regarding the timing and expense-sharing arrangements for these trials. SciClone expects its research and development expenses to increase significantly for the remainder of the year in preparation for its SCV-07 phase 2b trial in oral mucositis, which the Company plans to initiate in late 2010 or early 2011.

SciClone is evaluating opportunities to acquire or in-license the marketing rights to proprietary products primarily in China, which may result in increased research and development expenses due to license fee payments or other expenses related to in-licensing and development of new products in the future.

Sales and marketing expenses for the third quarter of 2010 were $5.4 million, compared with $4.6 million for the same period last year. The increase was primarily due to increased marketing activities and employee-related costs associated with its sales efforts for SciClone’s lead product ZADAXIN in China. For the nine months ended September 30, 2010, sales and marketing expenses were $16.0 million compared with $13.5 million for the same period last year.

General and administrative expenses for the third quarter of 2010 were $3.8 million compared with $3.1 million for the same period last year. The increase was primarily due to higher corporate and legal expenses related to business development efforts for China and in connection with the United States Securities and Exchange Commission (SEC) and United States Department of Justice (DOJ) investigations announced in August 2010. For the nine months ended September 30, 2010, general and administrative expenses were $10.4 million, compared with $9.1 million for the same period last year.

The Company expects its general and administrative expenses to increase for the remainder of 2010 compared to 2009, related to its expanding operations in China, responding to the United States Securities and Exchange Commission (SEC) and United States Department of Justice (DOJ) investigations and shareholder litigations that have been, or may be, filed following its announcement of those investigations, and the conduct of an independent investigation by a special committee of SciClone’s Board of Directors.

Net income for the third quarter of 2010 totaled $7.6 million, or $0.16 per share on a basic and diluted basis, compared with net income of $2.1 million, or $0.04 per share, for the same period last year, on a basic and diluted basis. For the nine months ended September 30, 2010, net income was $17.3 million, or $0.36 per share on a basic and $0.35 per share on a diluted basis, compared with net income of $9.5 million, or $0.20 on a basic and diluted basis for the same period last year.

Cash, cash equivalents and investments totaled $53.4 million at September 30, 2010, compared with $31.8 million at December 31, 2009. Cash, cash equivalents and investments were higher than anticipated at September 30, 2010 due in part to early cash collections related to the Chinese National Holiday and fluctuations in SciClone’s inventory balances. SciClone also has available a $15 million debt financing facility with Silicon Valley Bank, which it has not yet accessed.

Regulatory Investigations

On August 5, 2010, SciClone was contacted by the SEC and advised that the SEC has initiated a formal, non-public investigation of SciClone, and the SEC issued a subpoena to SciClone requesting a variety of documents and other information. The subpoena requests documents relating to a range of matters including, but not limited to, potential payments or transfers of anything of value to regulators and government-owned entities in China, bids or contracts with state or government-owned entities in China, any joint venture partner, intermediary or local agent of the Company in China, the Company’s ethics and anti-corruption policies, training, and audits, and certain company financial and other disclosures. On August 6, 2010, the Company received a letter from the DOJ indicating that the DOJ was investigating Foreign Corrupt Practices Act issues in the pharmaceutical industry generally, and that the DOJ had information about the Company’s practices suggesting possible violations.

The Company intends to cooperate fully with the SEC and DOJ in the conduct of their investigations. In response to these matters, SciClone’s Board of Directors has appointed a special committee of independent directors. Based on an initial review the special committee has decided to undertake an independent investigation as to matters reflected in and arising from the SEC and DOJ investigations including, but not limited to, certain sales and marketing matters in China, in order to evaluate whether any violation of the FCPA or other laws occurred as to such matters.

Following the Company’s announcement of these investigations, purported class actions naming SciClone and certain of its officers as defendants were filed and derivate litigations purportedly on behalf of the Company were filed naming certain of its officers and directors as defendants. In addition, the Board of Directors has received a demand from a purported stockholder demanding that the Board of Directors take actions to remedy breaches of fiduciary duties by the directors and certain officers relating to alleged violations of the FCPA and securities laws.

SciClone cannot predict the outcome of these matters, but we anticipate that we will incur substantial expenses in the course of the investigations, and in connection with current or future litigation.

Financial Outlook

SciClone continues to anticipate 2010 revenues of between $82 and $85 million. SciClone is raising its earnings per share guidance and now expects earnings per share for the year 2010 to be between $0.41 and $0.46. Cash, cash equivalents and investments at December 31, 2010, are now projected to be greater than $56 million.

Significant Corporate Milestones

•	Provide topline results in the phase 2 trial of SCV-07 in HCV by the end of 2010;

•	File a CTA, (Clinical Trial Application), the initiation of the product registration process, for ondansetron RapidFilm®, around the end of 2010;

•	Initiate phase 2b trial of SCV-07 in OM in late 2010 or early 2011;

•	Obtain regulatory approval for DC Bead® in China in 2011;

•	Achieve revenues of $82 to $85 million and EPS of $0.41 to $0.46 for the full year 2010.

Third Quarter 2010 Pipeline and Business Updates

In September, SciClone announced that researchers have identified two unique gene clusters that were associated with subjects who responded to treatment in the Company’s phase 2a proof of concept study of SCV-07 for the prevention of severe oral mucositis (OM; WHO grades 3-4) in patients with advanced head and neck cancer. The Company believes that the discovery of these gene clusters may assist in providing the framework for effectively identifying those patients most likely to respond to SCV-07 in future clinical trials based on their individual genomic profile or gene signature. Based on the findings from the phase 2a study and completed discussions with the U.S. Food and Drug Administration, SciClone is planning to initiate a phase 2b study in late 2010 or early 2011. As compared to the completed phase 2a trial, the phase 2b study design is expected to include higher doses of SCV-07 and be adequately powered to demonstrate statistical significance. Additionally, researchers expect to continue to investigate the role of specific genetic profiles on patient response to SCV-07, as well as the potential link between cytokine activity and SCV-07’s sub-cellular mechanism of action.

In October 2010, SciClone announced that Silicon Valley Bank (SVB), the primary subsidiary of SVB Financial Group, has increased the prior debt financing facility (the Bank Line) to the Company’s operating subsidiaries. The new Bank Line, for a total of $15 million, provides SciClone’s subsidiaries with access to additional working capital to support the Company’s growth strategy. In late 2008, SVB provided its initial $6 million Bank Line to SciClone’s operating subsidiaries, though the Company has not borrowed against that Bank Line.

In November, the Company was awarded a total of $978,000 in non-taxable grants as part of the U.S. Department of Treasury’s Therapeutic Discovery Project Program related to its research and development activities in SCV-07 and ZADAXIN.

Third Quarter Conference Call

SciClone will hold a conference call today at 4:30 pm ET to discuss third quarter 2010 financial results and give a business and product update for 2010. The call will be hosted by Friedhelm Blobel, and Gary Titus, Senior Vice President and Chief Financial Officer.

LIVE CALL:	866.831.6224 (U.S./Canada)
617.213.8853 (International)
17214706 (Participant code)
REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 79622734
(Replay available from Monday, November 8, 2010 at 7:30 p.m. ET until Monday, November 15, 2010)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a revenue-generating, China-centric, specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth and executing a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin) is approved in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers, and as a vaccine adjuvant. In addition to further studying thymalfasin’s use as a vaccine enhancer, SciClone is planning to evaluate SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer; and is evaluating SCV-07 in a phase 2b trial for the treatment of HCV. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, currently under review by regulatory agencies in that country. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm® in China, including Hong Kong and Macau, and Vietnam. The Company intends to seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in these markets. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expenses, regulatory decisions and development objectives and timing expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include the course, cost and outcome of regulatory decisions in China, the on-going regulatory investigations and its independent investigation, the Company’s ability to execute on its goals for ZADAXIN sales to China, execute on its objectives for revenue in fiscal 2010, risks related to operating an international business and risks relating to the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites. SciClone cannot predict the timing or outcome of its own internal investigation, of the SEC and DOJ investigations, of the various litigations that have or may be filed subsequent to its announcement of the investigations, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a registered trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Product sales	$22,840	$17,240	$61,496	$54,280

Cost of product sales	3,146	3,098	9,445	9,185

Gross margin	19,694	14,142	52,051	45,095

Operating expenses:
Research and development	2,618	4,101	7,700	12,498
Sales and marketing	5,445	4,625	15,996	13,523
General and administrative	3,820	3,137	10,403	9,076

Total operating expenses	11,883	11,863	34,099	35,097

Income from operations	7,811	2,279	17,952	9,998

Interest and investment income	31	23	79	128
Interest and investment expense	(19)	(49)	(57)	(149)
Other income (expense), net	64	(27)	(19)	(4)

Income before income tax	7,887	2,226	17,955	9,973
Provision for income tax	259	162	654	474

Net income	$7,628	$2,064	$17,301	$9,499

Basic net income per share	$0.16	$0.04	$0.36	$0.20
Diluted net income per share	$0.16	$0.04	$0.35	$0.20

Weighted average shares used in computing:
Basic net income per share	47,795	46,615	47,535	46,360
Diluted net income per share	49,169	49,569	49,398	47,097

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$45,697	$29,687
Short-term investments	7,278	1,717
Accounts receivable	21,588	21,394
Inventories	7,376	10,149
Long-term investments	390	415
Total assets	85,592	66,900
Total current liabilities	7,188	8,528
Total Shareholders’ equity	77,404	57,393